Exhibit 99.1

Imperial Oil Limited 237 - 4th Avenue S.W. Calgary, AB T2P 0H6	News Release

                   Imperial Oil Sanctions Cold Lake Expansion Project

•	$2 billion expansion project approved for Cold Lake

•	Expansion to access 280 million barrels of recoverable reserves

•	Project to include an energy-efficient 170-MW cogeneration facility

Calgary, February 3, 2012 — Imperial Oil Limited today announced it has approved a $2 billion expansion of the company’s Cold Lake operation in northeastern Alberta.

The expansion, called Nabiye, will bring on additional commercial bitumen production of more than 40,000 barrels per day at Cold Lake. The project will access 280 million barrels of recoverable reserves and is expected to start-up by year-end 2014.

The Nabiye expansion will include development of a new steam generation and bitumen-processing plant, field production pads and associated facilities. As with any large and long-life asset, sustaining capital to support the continued operation will be required over the asset life.

Imperial received original regulatory approvals for Nabiye in 2004. Amended regulatory approvals were obtained in 2010 to improve the environmental performance of the Nabiye expansion. The improvements include a 170-MW cogeneration facility to enhance the plant’s energy efficiency and a reduced land footprint for field production pads.

Imperial’s Cold Lake facility is the largest and longest-running in situ oil sands operation in Canada, and includes four steam generation and bitumen production plants. The operation produced an average of 160,000 barrels of bitumen per day in 2011.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, Canada’s largest petroleum refiner, a key petrochemical producer and a leading marketer with coast-to-coast supply and retail service station networks.

FOR MORE INFORMATION, CONTACT:

John Charlton	Pius Rolheiser
Investor Relations	Public & Government Affairs
403-237-4537	403- 237-2710